Exhibit 99.1

Company Contacts: Scott Settersten Chief Financial Officer (630) 410-4807
Laurel Lefebvre Vice President, Investor Relations (630) 410-5230
Karen May Director, Public Relations (630) 410-5457

ULTA BEAUTY ANNOUNCES SECOND QUARTER 2017 RESULTS

Net Sales Increased 20.6%

Comparable Sales Increased 11.7%

Diluted EPS Increased 28.0% to $1.83

Company Raises Guidance for Fiscal Year 2017

Bolingbrook, IL – August 24, 2017 – Ulta Beauty, Inc. (NASDAQ:ULTA) today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended July 29, 2017, which compares to the same periods ended July 30, 2016.

“The Ulta Beauty team delivered another quarter of excellent performance with strong top line growth coupled with robust margin expansion,” said Mary Dillon, Chief Executive Officer. “We accelerated our market share gains while continuing to reduce promotional intensity and increase personalized offers through our industry leading loyalty program. Product category strength was broad based, with prestige cosmetics still driving the majority of our growth, and with skincare, fragrance, and haircare all gaining momentum. We are also benefitting from continued success of our marketing programs, rapid growth in e-commerce, and solid operational execution across the enterprise.”

For the Second Quarter

•	Net sales increased 20.6% to $1,289.9 million from $1,069.2 million in the second quarter of fiscal 2016;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 11.7% compared to an increase of 14.4% in the second quarter of fiscal 2016. The 11.7% comparable sales increase was driven by 5.5% transaction growth and 6.2% growth in average ticket;

•	Retail comparable sales increased 8.3%, including salon comparable sales growth of 7.7%;

•	Salon sales increased 15.3% to $68.0 million from $59.0 million in the second quarter of fiscal 2016;

•	E-commerce sales grew 72.3% to $96.3 million from $55.9 million in the second quarter of fiscal 2016, representing 340 basis points of the total company comparable sales increase of 11.7%;

•	Gross profit as a percentage of net sales increased 40 basis points to 36.4% from 36.0% in the second quarter of fiscal 2016, due to improvements in merchandise margins and leverage in fixed store costs;

•	Selling, general and administrative (“SG&A”) expenses as a percentage of net sales decreased 10 basis points to 22.0%, compared to 22.1% in the second quarter of fiscal 2016, due to leverage in corporate overhead and variable store expenses attributed to cost efficiencies and higher sales volume, partially offset by investments in store labor to support our growth initiatives;

•	Pre-opening expenses increased to $6.1 million, compared to $4.7 million in the second quarter of fiscal 2016. Real estate activity in the second quarter of fiscal 2017 included 20 new stores, one relocation and four remodels compared to 24 new stores, one relocation and five remodels in the second quarter of fiscal 2016;

•	Operating income increased 25.1% to $179.8 million, or 14.0% of net sales, compared to $143.8 million, or 13.5% of net sales, in the second quarter of fiscal 2016;

•	Tax rate decreased to 36.7% compared to 37.5% in the second quarter of fiscal 2016. The decrease was primarily due to the adoption of a new accounting standard at the beginning of this fiscal year for employee share-based payments;

•	Net income increased 26.9% to $114.2 million compared to $90.0 million in the second quarter of fiscal 2016; and

•	Income per diluted share increased 28.0% to $1.83, including a $0.02 impact due to the adoption of a new accounting standard at the beginning of this fiscal year for employee share-based payments, compared to $1.43 in the second quarter of fiscal 2016.

For the First Six Months

•	Net sales increased 21.6% to $2,604.7 million from $2,142.9 million in the first six months of fiscal 2016;

•	Comparable sales increased 13.0% compared to an increase of 14.8% in the first six months of fiscal 2016. The 13.0% comparable sales increase was driven by 7.1% transaction growth and 5.9% growth in average ticket;

•	Retail comparable sales increased 9.6%, including salon comparable sales growth of 8.8%;

•	Salon sales increased 16.0% to $136.8 million from $117.9 million in the first six months of fiscal 2016;

•	E-commerce comparable sales grew 71.6% to $200.6 million from $116.9 million in the first six months of fiscal 2016, representing 340 basis points of the total company comparable sales increase of 13.0%;

•	Gross profit as a percentage of net sales increased 10 basis points to 36.3% from 36.2% in the first six months of fiscal 2016;

•	SG&A expenses as a percentage of net sales decreased 50 basis points to 21.8% compared to 22.3% in the first six months of fiscal 2016, due to leverage in corporate overhead and variable store expenses attributed to cost efficiencies and higher sales volume, partially offset by investments in store labor to support our growth initiatives;

•	Pre-opening expenses increased to $10.3 million, compared to $7.2 million in the first six months of 2016. Real estate activity in the first six months of 2017 included 38 new stores, three relocations and five remodels compared to 37 new stores, one relocation and five remodels in the first six months of fiscal 2016;

•	Operating income increased 26.6% to $368.2 million, or 14.2% of net sales, compared to $290.9 million, or 13.6% of net sales, in the first six months of fiscal 2016;

•	Tax rate decreased to 34.3% compared to 37.6% in the first six months of fiscal 2016. The decrease was primarily due to the adoption of a new accounting standard at the beginning of this fiscal year for employee shared-based payments;

•	Net income increased 33.2% to $242.4 million compared to $182.0 million in the first six months of fiscal 2016; and

•	Income per diluted share increased 34.3% to $3.88, including a $0.16 impact due to the adoption of a new accounting standard at the beginning of this fiscal year for employee share-based payments, compared to $2.89 in the first six months of fiscal 2016.

Balance Sheet

Merchandise inventories at the end of the second quarter of fiscal 2017 totaled $1,144.7 million, compared to $930.2 million at the end of the second quarter of fiscal 2016, representing an increase of $214.5 million. Average inventory per store increased 10.5% compared to the second quarter of fiscal 2016. The increase in inventory was driven by 103 net new stores, the opening of the Dallas, Texas distribution center, investments in inventory to ensure high in-stock levels to support sales growth, and incremental inventory for new brands and the expansion of certain prestige brands.

The Company ended the second quarter of fiscal 2017 with $272.9 million in cash and short-term investments.

On August 23, 2017, the Company entered into a Second Amended and Restated Loan Agreement, which amended and restated the existing agreement. The new loan agreement extends the maturity of the facility to August 23, 2022, provides maximum revolving loans equal to the lesser of $400 million or a percentage of eligible owned inventory, contains a $20 million subfacility for letters of credit and allows the Company to increase the revolving facility by an additional $50 million.

Share Repurchase Program

During the second quarter, the Company repurchased 462,421 shares of its stock at a cost of $126.5 million. Year to date, the Company has repurchased 647,088 shares at a cost of $178.1 million. As of July 29, 2017, $268.1 million remained available under the $425.0 million share repurchase program announced in March 2017.

Store Expansion

During the second quarter of fiscal 2017, the Company opened 20 stores located in Cartersville, GA; Chicago, IL; Columbus, IN; Dawsonville, GA; Escondido, CA; Fontana, CA; Garfield, NJ; Kissimmee, FL; Long Beach, CA; Machesney Park, IL; Marietta, GA; Middletown, RI;

Naples, FL; Ocean City, MD; Pueblo, CO; Richland, WA; Rossford, OH; San Jose, CA; Towson, MD; and Waterbury, CT. The Company ended the second quarter with 1,010 stores and square footage of 10,631,474, representing an 11.3% increase in square footage compared to the second quarter of fiscal 2016.

Outlook

For the third quarter of fiscal 2017, the Company currently expects net sales in the range of $1,331 million to $1,353 million, compared to actual net sales of $1,131.2 million in the third quarter of fiscal 2016. Comparable sales for the third quarter of 2017, including e-commerce sales, are expected to increase 9% to 11%. The Company reported a comparable sales increase of 16.7% in the third quarter of 2016.

Income per diluted share for the third quarter of fiscal 2017 is estimated to be in the range of $1.63 to $1.68. This assumes a tax rate of 37.5% and excludes any impact of the new accounting standard for share-based payments. This compares to income per diluted share for the third quarter of fiscal 2016 of $1.40.

The Company is raising its previously announced fiscal 2017 guidance. The Company plans to:

•	achieve comparable sales growth of approximately 10% to 11%, including the impact of the e-commerce business, compared to previous guidance of 9% to 11%;

•	grow e-commerce sales in the 50% to 60% range, compared to previous guidance of 50%;

•	open approximately 100 new stores;

•	remodel 11 locations and relocate 7 stores;

•	deliver earnings per share growth in the high twenties percentage range, compared to previous guidance of mid-twenties percentage range. This includes the impact of the 53rd week, the impact of approximately $350 million in share repurchases, and the impact of the tax rate benefit recorded year to date, and excludes any tax rate impact from the new accounting standard related to share-based payment for the rest of the year; and

•	incur capital expenditures in the $460 million range in fiscal 2017, compared to $374 million in fiscal 2016. The planned increase in capital expenditures includes approximately $80 million to fund prestige brand expansions.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, August 24, 2017, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on September 7, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13668413.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things

Beauty. All in One Place.™ The Company offers more than 20,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program. As of July 29, 2017, Ulta Beauty operates 1,010 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; weather conditions that could negatively impact sales; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; customer acceptance of our rewards program and technological and marketing initiatives; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		13 Weeks Ended
	July 29,		July 30,
	2017		2016
	(Unaudited)		(Unaudited)
Net sales	$1,289,854	100.0%	$1,069,215	100.0%
Cost of sales	820,528	63.6%	684,377	64.0%

Gross profit	469,326	36.4%	384,838	36.0%

Selling, general and administrative expenses	283,427	22.0%	236,380	22.1%
Pre-opening expenses	6,099	0.5%	4,689	0.4%

Operating income	179,800	14.0%	143,769	13.5%
Interest income, net	(555)	0.0%	(248)	0.0%

Income before income taxes	180,355	14.0%	144,017	13.5%
Income tax expense	66,162	5.1%	54,013	5.1%

Net income	$114,193	8.9%	$90,004	8.4%

Net income per common share:
Basic	$1.84		$1.44
Diluted	$1.83		$1.43

Weighted average common shares outstanding:
Basic	61,935		62,475
Diluted	62,379		62,813

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	26 Weeks Ended		26 Weeks Ended
	July 29,		July 30,
	2017		2016
	(Unaudited)		(Unaudited)
Net sales	$2,604,733	100.0%	$2,142,931	100.0%
Cost of sales	1,659,399	63.7%	1,367,663	63.8%

Gross profit	945,334	36.3%	775,268	36.2%

Selling, general and administrative expenses	566,872	21.8%	477,104	22.3%
Pre-opening expenses	10,257	0.4%	7,231	0.3%

Operating income	368,205	14.2%	290,933	13.6%
Interest income, net	(893)	0.0%	(563)	0.0%

Income before income taxes	369,098	14.2%	291,496	13.6%
Income tax expense	126,682	4.9%	109,516	5.1%

Net income	$242,416	9.3%	$181,980	8.5%

Net income per common share:
Basic	$3.91		$2.90
Diluted	$3.88		$2.89

Weighted average common shares outstanding:
Basic	62,018		62,753
Diluted	62,483		63,067

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	July 29,	January 28,	July 30,
	2017	2017	2016
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$92,860	$385,010	$194,084
Short-term investments	180,000	30,000	110,000
Receivables, net	67,593	88,631	55,998
Merchandise inventories, net	1,144,702	943,975	930,205
Prepaid expenses and other current assets	98,215	88,621	82,720
Prepaid income taxes	9,124	—	3,075

Total current assets	1,592,494	1,536,237	1,376,082

Property and equipment, net	1,095,135	1,004,358	919,597
Deferred compensation plan assets	14,588	11,283	10,109

Total assets	$2,702,217	$2,551,878	$2,305,788

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$313,483	$259,518	$285,238
Accrued liabilities	256,794	260,854	205,918
Accrued income taxes	—	8,971	1,089

Total current liabilities	570,277	529,343	492,245

Deferred rent	387,670	366,191	345,441
Deferred income taxes	85,181	86,498	58,477
Other long-term liabilities	23,739	19,628	17,688

Total liabilities	1,066,867	1,001,660	913,851

Commitments and contingencies

Total stockholders’ equity	1,635,350	1,550,218	1,391,937

Total liabilities and stockholders’ equity	$2,702,217	$2,551,878	$2,305,788

Exhibit 4

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	July 29,	July 30,
	2017	2016
	(Unaudited)
Operating activities
Net income	$242,416	$181,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125,582	97,552
Deferred income taxes	(1,317)	(1,050)
Non-cash stock compensation charges	11,649	8,862
Excess tax benefits from stock-based compensation	—	(4,685)
Loss on disposal of property and equipment	2,348	3,712
Change in operating assets and liabilities:
Receivables	21,038	8,994
Merchandise inventories	(200,727)	(168,412)
Prepaid expenses and other current assets	(9,594)	(10,172)
Income taxes	(18,095)	(10,003)
Accounts payable	53,965	89,064
Accrued liabilities	(29,557)	(5,099)
Deferred rent	21,479	23,652
Other assets and liabilities	806	5,235

Net cash provided by operating activities	219,993	219,630

Investing activities
Purchases of short-term investments	(240,000)	(60,000)
Proceeds from short-term investments	90,000	80,000
Purchases of property and equipment	(193,210)	(149,595)

Net cash used in investing activities	(343,210)	(129,595)

Financing activities
Repurchase of common shares	(178,085)	(252,450)
Stock options exercised	13,179	8,391
Excess tax benefits from stock-based compensation	—	4,685
Purchase of treasury shares	(4,027)	(2,417)

Net cash used in financing activities	(168,933)	(241,791)

Net decrease in cash and cash equivalents	(292,150)	(151,756)
Cash and cash equivalents at beginning of period	385,010	345,840

Cash and cash equivalents at end of period	$92,860	$194,084

Exhibit 5

2017 Store Expansion

Fiscal 2017	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	974	18	2	990
2nd Quarter	990	20	0	1,010

Fiscal 2017	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	10,271,184	184,833	22,832	10,433,185
2nd Quarter	10,433,185	198,289	0	10,631,474